Exhibit 10(a)

First Amendment to Employment Agreement

        This First Amendment to Employment Agreement is made effective on the 30th day of March, 2006, between Coeur d’Alene Mines Corporation (“Company”), and Dennis E. Wheeler (“Wheeler”).

        Whereas, the parties executed an Employment Agreement dated September 17, 2002 (the “Employment Agreement”), and

        Whereas, the parties desire to modify and supplement that Employment Agreement with the terms as set forth below;

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1.     Term of Employment. The Employment Agreement shall be amended in Section 2 to read that the term of employment shall be a set term, ending on the 31st day of December, 2008 with no automatic extensions or renewals thereto.

2.     Compensation. The Employment Agreement shall be amended in Section 3(a) to read that Wheeler’s current base salary as of February 1, 2006 shall be $540,750, which will be reviewed annually during any contract year, and any higher salary to become the revised minimum base salary for the purpose of Section 3 of the Employment Agreement.

All other provisions in the Employment Agreement remain unchanged and all defined terms are hereby incorporated by reference.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the day and year first written above.

Coeur d’ Alene Mines Corporation

By/s/ J. Kenneth Thompson
J. Kenneth Thompson- Chair
Compensation Committee of the Board of Directors

/s/ Dennis E. Wheeler
Dennis E. Wheeler